Exhibit 99.2

Outlook
"We have yet to see convincing signs of a recovery in our markets," Brown said. "On the other hand, there has been no further deterioration either, as order rates have generally stabilized for the past several quarters. We remain committed to returning Milacron to profitability, even at these low levels of demand. Through continued cost cutting and efficiency improvements we still expect to approach break-even in the fourth quarter.

"Looking to 2003, we face a number of obstacles. In addition to continued low levels of capital spending due to the lingering recession in the manufacturing sector, the stock market remains depressed by economic and political uncertainties worldwide, which has contributed to declines in pension income and increased insurance costs among other things. While we can't control these macro factors, we will concentrate on what we can control. We are currently finalizing plans for further cost reductions and consolidation of our manufacturing operations. And we continue to focus on better serving our customers through new products, enhanced services and faster response times - all of which go hand in hand with improved operating efficiency. Given these measures and their expected benefits, but assuming no strong economic recovery in the near term, at this time we believe 2003 will be a break-even year for Milacron.

"It's important to note that in these difficult times we are strengthening our competitive position as a global leader in plastics and industrial fluids, which will enhance our ability to respond quickly and fully to the upturn when it comes and will help us maximize shareholder value in the long run," he said.

Estimates and Projections for Financial Modeling Reflects Widia, Werkö, Valenite, Grinding Wheels and Round Tools as Discontinued Operations				Updated: November 7, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

	Quarter Ended		Year Ended	Year Ended

(In millions)	Dec. 31, 2002		Dec. 31, 2002	Dec. 31, 2003

Projected Profit & Loss Items
Sales	$170-185		$671-686	$720-750
Plastics technologies	150-160		580-590	620-640
Industrial fluids	20-25		91-96	100-110
Segment earnings
Plastics technologies	3-4		4-5	20-25
Industrial fluids	3-4		13-14	15-16
Corporate and unallocated expenses(1)	4-5		18-19	15-17
Interest expense	5-6		23-24	20-22
Effective tax rate (continuing operations)	36%		36%	33%
Discontinued operations - net
From operations	(2)		(26)	—
Gain (loss) on sale	-		14	—
Average diluted shares outstanding	33.5		33.5	33.7

Projected Cash Flow & Balance Sheet Items
Depreciation	5-6		22-23	23-26
Working capital - increase (decrease)(2)	(2)-(4)		(32)-(34)	(10)-(15)
Capital expenditures	2-3		6-7	14-18
Cash restructuring	2-3		15-16	5-7
Divestitures - generated (required)	(25)-(30	)(3)	280-285	—
Total debt - net of cash	210-220		210-220	200-210
Debt-to-capital ratio (4)	63-65%		63-65%	58-63%
Net Debt-to-capital ratio (4)	55-57%		55-57%	55-60%

Comments & Explanations

Assumes current foreign exchange rates and no further acquisitions or divestitures.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Working Capital =inventory + receivables - trade payables - advance billings
3	Divestitures Relates to cash required for purchase price adjustments and cash expenses for Widia, Werko and Valenite divestitures.
4	Debt-to-capital & Net debt-to-capital ratio Includes the anticipated write-down of goodwill, retroactive to quarter 1, 2002, estimated between $155 million to $165 million after-tax and anticipated write-down of pension assets against equity in quarter 4, 2002, assumed to be $90 million after-tax.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission